                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            DECISIONONE CORPORATION


         DecisionOne Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: The name of the corporation is DecisionOne Corporation. The corporation was originally incorporated as Bell Atlantic Ventures III, Inc. and the corporation's original Certificate of Incorporation was filed with the Secretary of State on October 5, 1984.

         SECOND: This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of this corporation.

         THIRD: The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read in full as set forth in Exhibit A attached hereto.

         FOURTH: This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the sole the stockholder.

         FIFTH: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, DecisionOne Corporation has caused this Certificate to be signed by its General Counsel and Corporate Secretary this 25th day of July, 1997.


                                        DECISIONONE CORPORATION



                                        By: /s/Thomas M. Molchan
                                           ------------------------------------
                                        Thomas M. Molchan
                                        General Counsel and Corporate Secretary


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                                   EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            DECISIONONE CORPORATION

                               -----------------


         FIRST: The name of the Corporation is

                            DECISIONONE CORPORATION

         SECOND: The address of the registered office of the Corporation in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1 share of Common Stock, without par value (the "Common Stock").

         The following is a statement of the powers, preferences and rights, and the qualifications, limitations, or restrictions thereof, in respect of each class of stock of the Corporation:

                                I. COMMON STOCK

         1. Dividends. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation.

         2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

         3. Voting. Except as otherwise provided by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote per share.

                              II. OTHER PROVISIONS

         No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive rights to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

         FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors.

         SIXTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

         SEVENTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.